Exhibit 10.1

July 18, 2013

Peter Y. Tam

c/o VIVUS, Inc.

1172 Castro Street

Mountain View, CA  94040

Dear Peter

Reference is made to the Amended and Restated Change of Control and Severance Agreement between you and VIVUS, Inc, (the “Company”), effective as of July 1, 2013 (the “AR Severance Agreement”).  Capitalized terms in this letter agreement that are not otherwise defined herein shall have the same meanings as in the AR Severance Agreement.

In connection with the change in the majority of the Board of Directors of Company (the “Board”) and the material reduction or change in your job duties and responsibilities, the Company and First Manhattan Co. (“First Manhattan”) acknowledge and agree that (x) a Change of Control will occur under the AR Severance Agreement and (y) you will be entitled to terminate your employment for Good Reason under the terms of the AR Severance Agreement.  As a result of the foregoing, if you agree to continue your employment following election of the new Board, the Company agrees that you shall be entitled to terminate your employment at any time during the six (6) month period following the date hereof and such termination shall be deemed to be a termination for Good Reason pursuant to Section 2(a)(ii) of the AR Severance Agreement and you shall, subject to Sections 4 and 7 of the AR Severance Agreement, continue to be entitled to the severance payment and benefits set forth in Section 2(a)(ii) of the AR Severance Agreement.  If you do not terminate your employment during such six (6) month period, you and the Company acknowledge and agree that you shall no longer be entitled to terminate your employment for Good Reason as a result of such material reduction or change; provided, however, that at any time following the six (6) month period until the end of the twenty-four (24) month period following the Change of Control you shall be entitled to benefits under Section 2(a)(ii) if you terminate your employment  for Good Reason based on a material reduction or change in your then current job duties and responsibilities as of the end of the six (6) month period, pursuant to the terms and conditions of the AR Severance Agreement.

If you agree with foregoing, please execute this letter agreement below.  If you have any questions, please do not hesitate to contact me.

Very truly yours,

VIVUS, INC.

	By:	/s/ Leland Wilson
Name:
Title:

FIRST MANHATTAN CO.

	By:	/s/ Neal K. Sterns
	Name:	Neal K. Sterns
	Title:	Managing Member
ACCEPTED AND AGREED:

/s/ Peter Y. Tam